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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference of our report dated April 18, 1996 on our audits of the consolidated financial statements of Tubular Corporation of America and subsidiary included in the Energy Ventures, Inc. (the "Company") Form 8-K dated June 24, 1996, into the Company's previously filed Registration Statement File Nos. 333-03407, 33-31662, 33-56884, 33-56386, 33-65790, 33-77960 and 33-64349.
It should be noted that we have not audited any financial statements of Tubular Corporation of America and subsidiary subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.


                                              /s/  ARTHUR ANDERSEN LLP

                                                   Arthur Andersen LLP


Tulsa Oklahoma
June 24, 1996